Exhibit 4.1

THIRD SUPPLEMENTAL INDENTURE

THIRD SUPPLEMENTAL INDENTURE (this “Third Supplemental Indenture”), dated as of November 22, 2019, between Tidewater Inc., a Delaware corporation (the “Issuer”), the guarantors party hereto (the “Guarantors”) and Wilmington Trust, National Association, a national banking association, as trustee (the “Trustee”) and collateral agent (the “Collateral Agent”) under the indenture referred to below.

RECITALS

WHEREAS, the Issuer and the Guarantors heretofore executed and delivered to the Trustee and Collateral Agent an indenture, dated as of July 31, 2017 (as amended, supplemented or otherwise modified, the “Indenture”), providing for the issuance of the Issuer’s 8.00% Senior Secured Notes due 2022 (the “Notes”), initially in an aggregate principal amount of $350,000,000;

WHEREAS, Section 10.02 of the Indenture provides that the Indenture may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding voting as a single class;

WHEREAS, the Issuer proposes to amend and supplement the Indenture (the “Proposed Amendments”), with respect to the Notes and has solicited consents to the Proposed Amendments (the “Consent Solicitation”) from holders of the Notes (the “Holders”), upon the terms and subject to the conditions set forth in that certain Consent Solicitation Statement, dated November 8, 2019, as the same may be amended, supplemented or modified (the “Consent Solicitation Statement”);

WHEREAS, the Issuer has received and delivered to the Trustee evidence of the requisite consents to effect the Proposed Amendments under the Indenture with respect to the Notes;

WHEREAS, the Issuer has delivered to the Trustee and the Collateral Agent an Officer’s Certificate and an Opinion of Counsel to the effect that this Third Supplemental Indenture complies with the requirements of Article 10 of the Indenture;

WHEREAS, the Issuer has requested that the Trustee and Collateral Agent execute and deliver this Third Supplemental Indenture; and

WHEREAS all requirements necessary to make this Third Supplemental Indenture a valid, binding and enforceable instrument in accordance with its terms have been done and performed, and the execution and delivery of this Third Supplemental Indenture has been duly authorized in all respects;

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Issuer, the Guarantors, the Trustee and the Collateral Agent mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Relation to Indenture. This Third Supplemental Indenture constitutes an integral part of the Indenture.

Section 1.02. Definition of Terms. For all purposes of this Third Supplemental Indenture:

(a) Capitalized terms used herein without definition shall have the meanings set forth in the Indenture;

(b) a term defined anywhere in this Third Supplemental Indenture has the same meaning throughout;

(c) the singular includes the plural and vice versa; and

(d) headings are for convenience of reference only and do not affect interpretation.

ARTICLE II

AMENDMENTS

Section 2.01. Amendments to Indenture. Effective and operative as of the times set forth in Section 3.01 of this Third Supplemental Indenture, the Proposed Amendments, as set forth in this Article 2, shall apply to the Notes.

Section 2.02. Definitions.

(a) Section 1.01 of the Indenture is hereby amended by amending and restating the definition of “Consolidated EBITDA” to read as follows:

“Consolidated EBITDA” means, at any date of determination, an amount equal to Consolidated Net Income of the Issuer and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period plus or minus, as applicable, the following to the extent deducted or included, as the case may be, in calculating such Consolidated Net Income, in each case of or by the Issuer and its Subsidiaries for such Measurement Period: (a) Consolidated Interest Charges, (b) direct and indirect Federal, state, local and foreign income tax expense (including, for the avoidance of doubt, withholding tax expense on any bareboat charter to an unconsolidated joint venture), net of any Federal, state, local and foreign income tax credits, (c) depreciation and amortization expense, (d) any non-recurring gains or losses which do not represent a cash item in such period or any future period, including, without limitation, any revaluation of compensation paid in equity, (e) any costs and expenses directly incurred in connection with the negotiation and entry by the Issuer and/or any Subsidiaries, as applicable, into (A) this Indenture and the other agreements and documents delivered in connection therewith, (B) the Troms Credit Agreement, (C) the Security Documents, (D) the refinancing of certain outstanding Indebtedness of the Issuer and its Subsidiaries in connection with the foregoing and (E) the consummation of the foregoing, (f) any fees, costs and expenses incurred pursuant to Section 14.24 of this Indenture and (g) non-cash expenses in connection with expensing stock options or other equity compensation grants.

(b) Section 1.01 of the Indenture is hereby amended by adding the following new clause (8) to the definition of “Permitted Investments” that reads as follows:

(8) Investments made with the proceeds of sales of Equity Interests or forward sales of Equity Interests of the Issuer or its Subsidiaries.

(c) Section 1.01 of the Indenture is hereby amended by adding the following new clauses (22), (23) and (24) to the definition of “Permitted Lien” that read as follows:

(22) Liens securing Indebtedness permitted under Section 4.03(b)(xii); provided that such Liens rank pari passu or junior in priority to Liens on Collateral securing the Notes and are subject to an intercreditor agreement and/or collateral agency agreement, as applicable, among the Issuer, the Collateral Agent and the representatives of the lenders extending such Indebtedness permitted under Section 4.03(b)(xii), which (i) in the case of any such obligations secured on a pari passu basis shall be subject to an intercreditor agreement containing reasonable and customary terms and establish that the Liens on any Collateral securing the Notes also securing such pari passu obligations shall rank pari passu to the Liens on such Collateral securing any obligations under the Indenture, the Notes and the Guarantees and (ii) in the case of any such obligations that rank junior in priority shall be subject to an intercreditor agreement containing terms substantially consistent with the terms in the term sheet attached as Exhibit F;

(23) Liens on property or assets of or Equity Interests in a Person at the time such Person becomes a Subsidiary; provided, that such Liens are not created or incurred in connection with or, or in contemplation of, such Person becoming a Subsidiary; provided, further, that such Liens are limited to all or part of the same property or assets (plus improvements on such property) that secured the obligations to which such Liens relate; and

(24) Liens securing Indebtedness permitted under Section 4.03(b)(xv); provided that such Liens either solely encumber the collateral securing the Indebtedness under the Troms Credit Agreement or are junior in priority to the Liens securing the Secured Obligations, and any replacements, renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the original principal amount secured or benefited thereby is not increased, and (iii) the direct or any contingent obligor with respect thereto is not changed.

Section 2.03. Covenants.

(a) Section 4.01(b) of the Indenture is hereby amended by adding the following new clauses (v), (vi), (vii), (viii) and (ix) that read as follows:

(v) the Issuer and each Subsidiary may repurchase or redeem any convertible notes issued pursuant to, and subject to the terms of, Section 4.03(b)(xiv);

(vi) Restricted Payments by the Issuer or any Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock or Indebtedness of any such Person;

(vii) make repurchases of shares of Capital Stock of the Issuer from employees, former employees, directors or former directors of the Issuer or any of its Subsidiaries, pursuant to terms of the agreements (including employment agreements) or plans (or amendments thereto) approved or ratified by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock if such repurchase represents all or a portion of the (i) withholding to pay taxes payable in connection therewith or (ii) Jones Act warrant liquidation; provided, however, that the aggregate amount of such Restricted Payments (excluding amounts representing cancellation of Indebtedness) shall not exceed $5,000,000 in any calendar year (provided that unused amounts may not be carried over to the next succeeding calendar year); provided, further, that the amount payable in any calendar year may be increased by an amount up to the sum of (i) the amount of cash proceeds from the sale of Capital Stock of the Issuer, plus (ii) the cash proceeds of key man life insurance policies received by the Issuer or its Subsidiaries;

(viii) Restricted Payments by the Issuer and each Subsidiary to repay, purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness under the Troms Credit Agreement and the guarantees in respect thereof (i) with the proceeds of any Indebtedness incurred pursuant to Section 4.03(b)(xv) or (ii) in an amount not to exceed an aggregate principal amount of $35,000,000; and

(ix) payments (whether in cash or Equity Interests) in connection with or under any forward transactions with respect to the Issuer’s Equity Interests;

(b) Section 4.03(b)(x) of the Indenture is hereby amended and restated to read as follows:

(x) unsecured Indebtedness that is not otherwise permitted by clauses (i) through (viii) to the extent the aggregate amount of such Indebtedness at any one time outstanding does not exceed $75,000,000; provided that no Default or Event of Default exists or would result from the incurrence of such Indebtedness; and

(c) Section 4.03(b) of the Indenture is hereby amended by adding the following new clauses (xii), (xiii), (xiv) and (xv) that read as follows:

(xii) Indebtedness incurred pursuant to any revolving credit facility in a maximum principal amount at any time outstanding not to exceed $50,000,000.

(xiii) Indebtedness (i) incurred by the Issuer and its Subsidiaries incurred or issued to finance an acquisition of any assets (including Capital Stock) or merger or consolidation with any business or Person or (ii) of Persons that are acquired by the Issuer or any Subsidiary or merged or consolidated with or into the Issuer or a Restricted Subsidiary in accordance with the terms of the Indenture or that is assumed by the Issuer or any Subsidiary in connection with such acquisition; provided, that after giving effect to such acquisition, merger or consolidation, either:

(a) the Consolidated Interest Coverage Ratio of the Issuer would be no less than 2:00 to 1:00, or

(b) the Consolidated Interest Coverage Ratio of the Issuer is equal to or greater than such ratio immediately prior to such acquisition, merger or consolidation; and

provided further, that the aggregate amount of Indebtedness of any Person incurred pursuant to subclause (ii) of this paragraph (xviii), divided by the sum of such Indebtedness and the consideration paid in connection with the acquisition, merger or consolidation of such Person by or with and into the Issuer or a Restricted Subsidiary, as applicable, is no greater than 70%.

(xiv) the incurrence by the Issuer and its Subsidiaries of Indebtedness consisting of convertible notes up to an aggregate principal amount of $200,000,000, provided that (i) such convertible notes have a maturity date that is after the Maturity Date of the Notes, (ii) the convertible notes are not redeemable or subject to repurchase prior to the Maturity Date of the Notes, other than in connection with a fundamental change, provided that such redemption or repurchase shall be limited to substantially similar or more restrictive terms as a Change of Control Offer of the Notes and all Notes tendered in connection with a Change of Control Offer for the Notes have been repurchased or redeemed, (iii) the definition of fundamental change is to be no less restrictive than the definition of Change of Control contained in this Indenture and (iv) to the extent any such convertible notes are guaranteed by Subsidiaries of the Issuer, that such guarantees are subordinated in priority to the Notes and any guarantees of the Notes.

(xv) the incurrence by the Issuer or its Subsidiaries of Indebtedness, the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness under the Troms Credit Agreement, provided that:

(i) the principal amount or accreted value of such Indebtedness does not exceed the principal amount or accreted value of the Indebtedness under the Troms Credit Agreement being renewed, refunded, refinanced, replaced, defeased or discharged, plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith;

(ii) such Indebtedness has a final maturity date that is equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness under the Troms Credit Agreement being renewed, refunded, refinanced, replaced, defeased or discharged; and

(iii) such Indebtedness (A) is not secured by a Lien on any assets other than the collateral securing the Indebtedness under the Troms Credit Agreement or (B) is unsecured or secured by a Lien that is junior in priority to the Liens securing the Notes.

(d) The third sentence of Section 4.04(c) of the Indenture is hereby amended and restated to read as follows:

(c) When the aggregate amount of the Excess Proceeds in the Excess Proceeds Account exceeds $25.0 million, the Issuer will, as promptly as practicable and in any event within 60 days thereof (but, unless the Issuer in its sole discretion elects otherwise, not earlier than the date that is six months after the last Asset Sale Offer was made), make an offer to the holders of the Notes to purchase Notes pursuant to and subject to the conditions contained in this Indenture (each, an “Asset Sale Offer”), up to the maximum amount of Notes that may be purchased out of such Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest to, but not including, the date fixed for the closing of such offer, in accordance with the procedures set forth in this Indenture.

(e) Section 4.10(a) and (b) of the Indenture is hereby amended and restated to read as follows:

Section 4.10(a): Consolidated Interest Coverage Ratio. The Issuer shall not permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of the Issuer to be less than the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter Ending	Minimum Consolidated Interest Coverage Ratio
June 30, 2017 through March 31, 2019	N/A
June 30, 2019	0.50:1.00
September 30, 2019	0.75:1.00
December 31, 2019	1.00:1.00
March 31, 2020	1.00:1.00
June 30, 2020	1.00:1.00
September 30, 2020	1.00:1.00
December 31, 2020	1.00:1.00
March 31, 2021	1.00:1.00
June 30, 2021	1.25:1.00
September 30, 2021	1.50:1.00
December 31, 2021	1.75:1.00
March 31, 2022 and thereafter	2.00:1.00

(b) Minimum Liquidity. The Issuer (i) shall not permit the Liquidity of the Notes Parties at any time to be less than $50,000,000 in excess of the amount of cash pledged by the Notes Parties to secure letters of credit and other performance-related obligations and (ii) shall not permit the Liquidity plus any amounts available but not drawn under any revolving credit facility of it and all of its Subsidiaries at any time to be less than $100,000,000 (inclusive of the amount of cash pledged to secure letters of credit and other performance-related obligations).

(f) Section 4.11 of the Indenture is hereby amended and restated to read as follows:

Section 4.11 Troms Credit Agreement. The Issuer shall not, and shall not permit any of its Subsidiaries to, (a) amend, modify or change in any manner any term or condition of the Troms Credit Agreement other than to (i) contain corresponding analogous provisions to those included in the Third Supplemental Indenture or (ii) cure any ambiguity, defect or inconsistency thereunder, or (b) take any other action in connection with any Troms Credit Agreement that would impair the value of the interest or rights of any Notes Party thereunder or that would impair the rights or interests of any Agent or any Holder.

(g) Section 4.17 of the Indenture is hereby amended and restated to read as follows:

Section 4.17: Covenant Regarding Financing Facility. (a) If the Issuer or any Notes Party enters into, amends or modifies any document evidencing or governing Indebtedness under any Financing Facility incurred pursuant to Section 4.03(b)(xii), or otherwise becomes bound or obligated under any Financing Facility evidencing Indebtedness incurred pursuant to Section 4.03(b)(xii), that contains or is amended and modified to contain, one or more Additional Covenants (collectively, the “Underlying Covenant”) (including, for the avoidance of doubt, as a result of any amendment to any such Financing Facility, whether or not in effect on the Issue Date, causing it to contain one or more Additional Covenants), (with any of the foregoing referred to as an “MFN Event”) the Issuer shall comply with the provisions in paragraph (b) below. (b) If an MFN Event occurs, the Issuer shall within 20 Business Days after the MFN Event enter into a supplemental indenture to this Indenture, which supplemental indenture shall add to the Indenture an additional covenant or covenants (collectively, such additional covenants, the “Corresponding Covenant”) corresponding in all material respects to such Underlying Covenant (with such amendments and variations as the Issuer shall determine in good faith are necessary or appropriate to give effect to the intention of this Section 4.17). Any supplemental indenture entered into for the purpose of adding a Corresponding Covenant to the Indenture shall provide by its terms that (i) such Corresponding Covenant is deemed to be included in Section 4.10 of the Indenture from and after the date that the relevant Underlying Covenant has become effective, (ii) without the consent of Noteholders (or further action of any party hereto), such Corresponding Covenant and all obligations in respect thereof shall be automatically and unconditionally extinguished for all purposes hereunder at such time as each relevant Notes Party is no longer obligated by the relevant Underlying Covenant, (iii) without the consent of Noteholders (or further action of any party hereto), such Corresponding Covenant shall be automatically amended, modified or supplemented for all purposes hereunder at such time as the relevant Underlying Covenant is amended, modified or supplement pursuant to the terms of the relevant Financing Facility, and (iv) without the consent of Noteholders, the Issuer, the Guarantors, the Collateral Agent and the Trustee shall, at the request of the Issuer and upon receipt of the documents required by Sections 10.06 and 14.05, enter into a further supplemental indenture in respect of the Corresponding Covenant solely for purposes of evidencing any such automatic extinguishment, amendment, modification or supplement.

(h) The first paragraph of Section 5.09 of the Indenture is hereby amended and restated to read as follows:

Section 5.09 Additional Note Guarantees and Collateral. Subject to the terms of the Security Documents, if either (a) the Issuer or any of its Subsidiaries acquires or creates another wholly owned Domestic Subsidiary or another wholly owned Foreign Subsidiary (other than any (i) CFC, (ii) Subsidiary that is held directly or indirectly by a CFC, (iii) other wholly owned Foreign Subsidiary the providing of a Note Guarantee by which would result in adverse tax consequences to the Issuer or any of its Subsidiaries, or (iv) other wholly owned Foreign Subsidiary by which the providing of a Note Guarantee is not within the legal capacity of such Foreign Subsidiary to do so, or would conflict with the fiduciary duties of such Foreign Subsidiary’s directors or result in, or could reasonably be expected to result in, a material risk of personal or criminal liability for any officer or director of such Foreign Subsidiary), in each case after the Issue Date, or (b) any existing Notes Party acquires any assets (including as the result of the reinvestment of Net Proceeds pursuant to Section 4.04(b)(iv)) that are not subject to a Lien in favor of the Collateral Agent pursuant to an existing Security Document, then the Issuer will:

(i) Section 5.20(b)(ii) of the Indenture is hereby amended and restated to read as follows:

(ii) from and after the effective date of the Third Supplemental Indenture, not cause or permit an amount greater than 25% of the Fair Market Value of all Mortgaged Vessels that are documented under the laws and flag of the United States to be deleted from such registry, provided that this restriction shall not apply to the Cheryl Tide (IMO No. 9452012),

(j) Section 5.24 of the Indenture is hereby amended and restated to read as follows:

Section 5.24: Repatriation of Cash. The Issuer shall cause all cash held by TMII and Foreign Subsidiaries of the Issuer to be repatriated and become part of Collateral and subject to a Control Agreement; provided that (a) Subsidiaries that are not Guarantors may retain an amount not to exceed the sum of $125,000,000 plus cash in bank accounts of such Subsidiaries as a result of (1) legal, regulatory, judicial, administrative or local financial institution constraints on the ability of any such Subsidiary to remit cash to bank accounts of a Notes Party including, but not limited to, currency controls or currency constraints (including constraints on local currency conversion or repatriation) and the existence of tax disputes or inquiries and (2) disputes with or claims by third parties, including, but not limited to, co-venturers and marketing agents, provided that such Subsidiary shall repatriate such amounts promptly when and to the extent circumstances change to permit such repatriation and (b) Domestic Subsidiaries may transfer cash to Foreign Subsidiaries for up to ninety days in any twelve month period for planning purposes in regards to the current year state or local franchise or similar taxes, provided that cash pursuant to this subclause (b) is deposited in a deposit account subject to a Control Agreement with the Collateral Agent or otherwise pledged under applicable law to the Collateral Agent.

Section 2.04. Exhibits. The second paragraph of Exhibit F attached to the Indenture is hereby amended and restated to read as follows:

“Second Lien Agreement” refers to the agreement governing junior secured indebtedness permitted to be incurred under Section 4.03(b)(ix), Section 4.03(b)(xii), Section 4.06 and clauses (19) and (22) of the definition of “Permitted Liens” of the Indenture. “Second Lien Documents” refers to the Second Lien Agreement and related security documents.

ARTICLE III

MISCELLANEOUS

Section 3.01. Effectiveness.

(a) This Third Supplemental Indenture shall become effective and binding, but not operative, on the Issuer, the Guarantors, the Trustee and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture as of the date hereof.

(b) The Proposed Amendments, as set forth in Article 2 hereof, shall become operative with respect to the Notes at such time that the following conditions (the “Additional Conditions”) are satisfied or otherwise waived by the Issuer:

(1) the Issuer shall have made the payment of the Consent Payment (as defined in the Consent Solicitation Statement);

(2) the Issuer, the Guarantors, the Trustee and the Collateral Agent (as defined below), as applicable, shall have executed this Third Supplemental Indenture and an amendment to that certain Security Agreement, dated as of July 31, 2017 (the “Security Agreement Amendment”), among the Issuer, the Guarantors and Wilmington Trust, National Association, as collateral agent (the “Collateral Agent”), to give effect to the Proposed Amendments;

(3) there has not been any existing or proposed law or regulation that would, and there has not been any injunction or action or other proceeding (pending or threatened) that (in the case of any action or proceeding, if adversely determined) would, in the Issuer’s sole discretion, make unlawful, invalid or inadvisable or enjoin or delay the Consent Solicitation, the implementation of the Proposed Amendments, the entering into this Third Supplemental Indenture and the Security Agreement Amendment or the payment of the Consent Payment or question the legality or validity of any thereof; and

(4) none of the Trustee, the Collateral Agent nor any Holder shall have objected in any respect to or taken action that could, in the Issuer’s sole discretion, adversely affect the consummation of the Consent Solicitation, the implementation of the Proposed Amendments, the entering into this Third Supplemental Indenture and the Security Agreement Amendment or the payment of the Consent Payment, and there shall not have been instituted, threatened or be pending any action, proceeding or investigation (whether formal or informal) (and there shall not have been any material adverse development with respect to any action or proceeding currently instituted, threatened or pending) before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Consent Solicitation that, in our sole discretion either (a) is, or is likely to be, materially adverse to the Issuer’s business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects, or (b) would or might prohibit, prevent, restrict or delay consummation of the Consent Solicitation, the implementation of the Proposed Amendments, the entering into this Third Supplemental Indenture and the Security Agreement Amendment or the payment of any Consent Payment.

(c) The Issuer will provide written notice (which may be by e-mail) to the Trustee and the Collateral Agent of the satisfaction of the Additional Conditions and upon the occurrence of the operative date of this Third Supplemental Indenture.

(d) Upon becoming operative (and not before), all provisions of this Third Supplemental Indenture shall be deemed to be incorporated in, and made part of, the Indenture with respect to the Notes and each reference in the Indenture to “this Indenture,” “hereunder,” “hereof,” or “herein” shall mean and be a reference to the Indenture as amended and supplemented by this Third Supplemental Indenture with respect to the Notes, unless the context otherwise requires. Upon becoming operative (and not before), the Indenture as amended and supplemented by this Third Supplemental Indenture shall be read, taken and construed as one and the same instrument with respect to the Notes.

(e) The Issuer, in its sole discretion, may determine that this Third Supplemental Indenture shall have no effect, shall not become operative, and that the Proposed Amendments shall not constitute a part of the Indenture by providing notice to such effect to the Trustee.

Section 3.02. Ratification of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed, and all the terms, conditions and provisions thereof shall remain in full force and effect.

Section 3.03. Trustee Not Responsible for Recitals. The recitals herein contained are made by the Issuer and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Third Supplemental Indenture.

Section 3.04. Governing Law. THIS THIRD SUPPLEMENTAL INDENTURE AND EACH NOTE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF NEW YORK, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREUNDER THAT WOULD INDICATE THE APPLICABILITY OF THE LAWS OF ANY OTHER JURISDICTION. IF A PARTY INCORPORATED IN THE NETHERLANDS IS REPRESENTED BY AN ATTORNEY IN CONNECTION WITH THE SIGNING AND/OR EXECUTION OF THIS THIRD SUPPLEMENTAL INDENTURE (INCLUDING BY WAY OF ACCESSION TO THIS THIRD SUPPLEMENTAL INDENTURE) OR ANY OTHER AGREEMENT, DEED OR DOCUMENT REFERRED TO IN OR MADE PURSUANT TO THIS THIRD SUPPLEMENTAL INDENTURE, IT IS HEREBY EXPRESSLY ACKNOWLEDGED AND ACCEPTED BY THE OTHER PARTIES TO THIS THIRD SUPPLEMENTAL INDENTURE THAT THE EXISTENCE AND EXTENT OF THE ATTORNEY’S AUTHORITY AND THE EFFECTS OF THE ATTORNEY’S EXERCISE OR PURPORTED EXERCISE OF HIS OR HER AUTHORITY SHALL BE GOVERNED BY THE LAWS OF THE NETHERLANDS.

Section 3.05. Severability. In the event any provision of this Indenture or in the Notes shall be invalid, illegal or unenforceable, then (to the extent permitted by law) the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired.

Section 3.06. Execution in Counterparts. This Third Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Third Supplemental Indenture and of signature pages by fax or .pdf transmission shall constitute effective execution and delivery of this Third Supplemental Indenture as to the parties hereto.

Section 3.07. The Trustee and the Collateral Agent. Wilmington Trust, National Association is entering into this Third Supplemental Indenture solely in its capacity as Collateral Agent and as Trustee under the Indenture. Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee or Collateral Agent by reason of this Third Supplemental Indenture. This Third Supplemental Indenture is executed and accepted by the Trustee and the Collateral Agent subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee and Collateral Agent with respect hereto. The recitals above shall constitute statements of the Issuer, and neither the Trustee nor the Collateral Agent assume any responsibility for their accuracy.

Section 3.08. Benefits Acknowledged. The Guarantors acknowledge that they will receive direct and indirect benefits from this Third Supplemental Indenture and that the guarantee and waivers made by it pursuant to their respective Guarantee are knowingly made in contemplation of such benefits.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has caused a counterpart of this Third Supplemental Indenture to be duly executed as of the date first written above.

TIDEWATER INC.

By:	/s/ Quintin V. Kneen
Name: Quintin V. Kneen
Title: President and Chief Executive Officer

CAJUN ACQUISITIONS, L.L.C.
GULF FLEET SUPPLY VESSELS, L.L.C.
HILLIARD OIL & GAS, INC.
JAVA BOAT CORPORATION
PAN MARINE INTERNATIONAL DUTCH HOLDINGS, L.L.C.
POINT MARINE, L.L.C.
QUALITY SHIPYARDS, L.L.C.
S.O.P., INC.
TIDEWATER GOM, INC.
TIDEWATER MARINE, L.L.C.
TIDEWATER MARINE FLEET, L.L.C.
TIDEWATER MARINE HULLS, L.L.C.
TIDEWATER MARINE INTERNATIONAL DUTCH HOLDINGS, L.L.C.
TIDEWATER MARINE SAKHALIN, L.L.C.
TIDEWATER MARINE SHIPS, L.L.C.
TIDEWATER MARINE VESSELS, L.L.C.
TIDEWATER MARINE WESTERN, LLC
TIDEWATER SUBSEA, L.L.C.
TIDEWATER SUBSEA ROV, L.L.C.
TIDEWATER VENTURE, INC.
TWENTY GRAND (BRAZIL), L.L.C.
TWENTY GRAND MARINE SERVICE, L.L.C.
ZAPATA GULF MARINE, L.L.C.

By:	/s/ Quintin V. Kneen
Name: Quintin V. Kneen
Title: Director

[Signature page to Third Supplemental Indenture]

TIDEWATER CORPORATE SERVICES, L.L.C.

By:	/s/ Quintin V. Kneen
Name: Quintin V. Kneen
Title: Director

TIDEWATER MEXICO HOLDING, L.L.C.

By:	/s/ Matthew A. Mancheski
Name: Matthew A. Mancheski
Title: President

TIDE STATES, L.L.C.

By:	Tidewater Marine, L.L.C.
Its:	Manager

By:	/s/ Quintin V. Kneen
Name: Quintin V. Kneen
Title: Director

TIDE STATES VESSELS, L.L.C.

By:	Tidewater Marine, L.L.C.
Its:	Manager

By:	/s/ Quintin V. Kneen
Name: Quintin V. Kneen
Title: Director

[Signature page to Third Supplemental Indenture]

GULFMARK MANAGEMENT, INC.
GORGON NEWCO, LLC
GOMI HOLDINGS, INC.
GULFMARK CAPITAL, LLC
GULFMARK FOREIGN INVESTMENTS LLC
GM OFFSHORE, INC.
GULFMARK AMERICAS, INC.
GULFMARK THAILAND, LLC

By:	/s/ Quintin V. Kneen
Name: Quintin V. Kneen
Title: Director

MARE ALTA DO BRASIL NAVEGACAO LTDA.

By:	/s/ Maria Esposito
Name: Maria Esposito
Title: Director General

TIDEWATER INVESTMENT COÖPERATIEF U.A.

By:	/s/ Kevin Vega
Name: Kevin Vega
Title: managing director A

By:	/s/ Bruce D. Lundstrom
Name: Bruce D. Lundstrom
Title: managing director B

[Signature page to Third Supplemental Indenture]

IN WITNESS WHEREOF, the undersigned has caused a counterpart of this Third Supplemental Indenture to be duly executed as of the date first written above.

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee and Collateral Agent

By:	/s/ Jane Y. Schweiger
Name: Jane Y. Schweiger
Title: Vice President

[Signature page to Third Supplemental Indenture]